Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for November 2006

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS
RELEASE

For Immediate Release

Austin, Texas November 20, 2006 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of November 2006 for Unitholders of record on November 30, 2006.

The Trust did not receive any Royalty income from the Working Interest Owner for the month of November 2006. As of September 30, 2006, there was a deficit balance due to the Working Interest Owner of $848,519, which will be deducted from any future gross proceeds on the Royalty properties, which deduction will reduce future Royalty income. The amount of gross proceeds on the Royalty properties withheld by the Working Interest Owner for future abandonment costs during the month of November 2006 was $0. As of November 30, 2006, the Working Interest Owner estimates that the abandonment accrual for amounts expended but not recouped and for projected future abandonment expenses for the properties in which the Trust has an interest is $1,400,000, net to the Trust. These costs will be deducted from any future gross proceeds on the Royalty properties, which deductions will reduce future Royalty income. In addition, as of September 30, 2006, $919,911 will be withheld by the Trustee from future Royalty income before Trust distributions to the unitholders will resume. Trust expenditures for the month of November 2006 will be approximately $105,000. Trust expenditures in excess of royalty income received will reduce the Trust’s reserve for Trust expenses. As of October 31, 2006, the reserve for Trust expenses, excluding interest receivable, was approximately $993,000.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

221 West 6th Street Austin, TX 78701